press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	April 27, 2012		716-687-4225

MOOG REPORTS 17% INCREASE in EARNINGS PER Share

Moog Inc. (NYSE: MOG.A and MOG.B) today announced second quarter earnings of $35 million and earnings per share of $.77, a 17% increase over last year. Total sales of $625 million were up $51 million, or 9%, from a year ago.

Total Aircraft Controls sales in the quarter of $236 million were up $30 million from last year. Military aircraft sales were $143 million, up $12 million. Sales were higher for ongoing production programs including the F-35 Joint Strike Fighter, the V-22 tilt rotor aircraft and various aircraft sold into Japan, India and South Korea. Military aftermarket sales were very strong at $55 million.

The Company’s commercial aircraft sales were $94 million, up $18 million, with sales to Boeing and Airbus totaling $44 million. Revenue on business jet programs increased 44% to $10 million. Commercial aftermarket sales of $29 million were up $4 million.

Space and Defense segment sales of $90 million were up $2 million from a year ago. Space sales were $45 million on increased sales of controls for satellites, launch vehicles and NASA programs. These were offset by lower sales in defense and security markets.

The Company’s Industrial Systems segment had a good quarter with sales of $168 million, an increase of $12 million. Sales of test and simulation products were up 49%. These included motion bases for flight training simulators and product test systems for aerospace and automotive applications. Sales of controls for industrial automation and energy were unchanged.

Sales for the Components Group of $96 million were $5 million higher than last year’s second quarter. Increased sales of marine, medical and industrial products offset lower defense sales. The Company’s marine product line is used primarily in off-shore oil exploration and sales in this market increased 37% as the price of oil continued to rise.

The Medical Devices segment had sales of $35 million, up 3% from last year. Sales of pumps were up $1 million offsetting flat administrative set sales and lower sales of sensors and hand pieces.

The Company’s twelve month backlog of $1.3 billion is up 8% from a year ago.

The Company has affirmed its guidance for the year. Sales for the year will be $2.47 billion. Net earnings are now projected at $152 million and earnings per share at $3.31, an increase of 12% over the previous fiscal year.

"The Company delivered another good result in the second quarter,” said John Scannell, CEO. “We saw sales growth in all five of our segments, with the biggest increase in our Aircraft segment. In general, the defense business is holding its own, our industrial markets are healthy and our commercial aircraft business is powering ahead. With six months gone, fiscal 2012 is coming together nicely and we continue to forecast a 12% growth in earnings per share over our fiscal 2011 result."

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information about the Company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

•	the markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate;
•	we operate in highly competitive markets with competitors who may have greater resources than we possess;
•	we depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs;
•	we make estimates in accounting for long-term contracts, and changes in these estimates may have significant impacts on our earnings;
•	we enter into fixed-price contracts, which could subject us to losses if we have cost overruns;

•	if our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted;
•	contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment;
•	the loss of Boeing or Lockheed Martin as a customer or a significant reduction in sales to either company could adversely impact our operating results;
•	if we are unable to adapt to technological change, demand for our products may be reduced;
•	our new product and research and development efforts may not be successful, which would result in a reduction in our sales and earnings;
•	our inability to adequately enforce our intellectual property rights or defend against assertions of infringement could prevent or restrict our ability to compete;
•	our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility;
•	significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our earnings, equity and pension funding requirements;
•	a write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth;
•	our sales and earnings growth may be reduced if we cannot implement our acquisition strategy;
•	we may incur losses and liabilities as a result of our acquisition strategy;
•	our operations in foreign countries expose us to political and currency risks and adverse changes in local, legal, tax and regulatory schemes;
•	government regulations could limit our ability to sell our products outside the United States and otherwise adversely affect our business;
•	the failure or misuse or our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages;
•	future terror attacks, war or other civil disturbances could negatively impact our business;
•	our facilities could be damaged by catastrophes which could reduce our production capacity and result in a loss of customers;
•	our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs; and
•	we are involved in various legal proceedings, the outcome of which may be unfavorable to us.

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

Moog Inc.

CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,	April 2,	March 31,	April 2,
	2012	2011	2012	2011
Net sales	$624,970	$574,226	$1,225,588	$1,128,660
Cost of sales	440,540	406,966	856,023	796,847

Gross profit	184,430	167,260	369,565	331,813
Research and development	26,897	28,154	56,087	51,629
Selling, general and administrative	97,697	87,504	193,495	173,345
Interest	8,636	8,970	17,182	18,181
Other	1,411	(673)	63	(427)

Earnings before income taxes	49,789	43,305	102,738	89,085
Income taxes	14,368	12,690	30,944	25,063
Net earnings	$35,421	$30,615	$71,794	$64,022

Net earnings per share
Basic	$0.78	$0.67	$1.59	$1.41
Diluted	$0.77	$0.66	$1.57	$1.39

Average common shares outstanding
Basic	45,277,921	45,419,121	45,219,828	45,404,006
Diluted	45,831,587	46,058,991	45,730,777	45,982,772

Moog Inc.

CONSOLIDATED SALES AND OPERATING PROFIT

(dollars in thousands)

	Three Months Ended		Six Months Ended
	March 31,	April 2,	March 31,	April 2,
	2012	2011	2012	2011
Net Sales
Aircraft Controls	$236,388	$206,030	$467,468	$401,981
Space and Defense Controls	89,811	87,791	178,205	183,537
Industrial Systems	168,015	155,851	326,100	299,596
Components	95,643	90,348	183,790	176,699
Medical Devices	35,113	34,206	70,025	66,847
Net sales	$624,970	$574,226	$1,225,588	$1,128,660
Operating Profit (Loss) and Margins
Aircraft Controls	$22,783	$19,168	$47,610	$39,363
	9.6%	9.3%	10.2%	9.8%
Space and Defense Controls	9,903	13,083	22,646	28,898
	11.0%	14.9%	12.7%	15.7%
Industrial Systems	19,272	15,858	35,098	30,265
	11.5%	10.2%	10.8%	10.1%
Components	13,479	13,255	28,508	28,058
	14.1%	14.7%	15.5%	15.9%
Medical Devices	1,489	(1,504)	3,087	(2,995)
	4.2%	(4.4)%	4.4%	(4.5)%
Total operating profit	66,926	59,860	136,949	123,589
	10.7%	10.4%	11.2%	11.0%
Deductions from Operating Profit
Interest expense	8,636	8,970	17,182	18,181
Equity-based compensation expense	685	1,742	4,790	5,175
Corporate expenses and other	7,816	5,843	12,239	11,148
Earnings before Income Taxes	$49,789	$43,305	$102,738	$89,085

Moog Inc.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31,	October 1,
	2012	2011
Cash	$125,815	$113,679
Receivables	710,125	655,805
Inventories	521,770	502,373
Other current assets	113,562	108,589
Total current assets	1,471,272	1,380,446
Property, plant and equipment	525,484	503,872
Goodwill and intangible assets	942,429	932,566
Other non-current assets	33,561	26,083
Total assets	$2,972,746	$2,842,967

Short-term borrowings	$93,747	$9,283
Current installments of long-term debt	365	1,407
Contract loss reserves	40,090	45,173
Other current liabilities	509,320	490,527
Total current liabilities	643,522	546,390
Long-term debt	653,222	714,757
Other long-term liabilities	394,861	389,929
Total liabilities	1,691,605	1,651,076
Shareholders' equity	1,281,141	1,191,891
Total liabilities and shareholders' equity	$2,972,746	$2,842,967